Exhibit 99.1

Trio enters into Letter of Intent to acquire 2000 acres in P.R. Spring Utah, one of largest tar-sand deposits in North America  outside of Canada.

California May 20, 2025 – Trio Petroleum Corp (NYSE American: TPET) (“Trio” or the “Company”), a California-based oil and gas company, is pleased to announce it has entered into a Letter of Intent to acquire 2000 acres at P.R. Spring, Unita Basin, Utah from Heavy Sweet Oil LLC. (HSO). According to a report provided by Dr. Douglas S. Hamilton, who holds Bachelor’s (HONs) and Ph.D. degrees in Geology from the University of Sydney, Australia, P.R. Spring area contains an estimated 6.75 billion barrels of OOIP within its basin boundary limits. This information was ascertained through detailed mapping of bitumen outcrops by various authors*, analysis of historical core hole and petroleum exploration wells, and examination of laboratory-derived measurements of porosity and oil saturation from 100’s of cores.

An Optimization Study conducted by Dr Amanda Bustin, President of Bustin Earth Science Consultants, indicated a typical project well has an estimated ultimate recovery (“EUR”) of 300,000 barrels of oil with stable production rate exceeding approximately 40 barrels of oil per day. The 2000-acre parcel will support up to 1000 wells in seven well pods.  Once complete Trio believes that the project, fully developed, could provide upwards of 50,000 barrels a day with an approximate 20-year life. With an expected initial total drilling and completion cost of less than $800,000 per well and declining with scale, we believe the economics and size of the opportunity are superlative and transformative for a company like Trio.

The initial product from these wells will be commercial grade asphalt directly from the site for 90% of the production with an estimated 10% balance being a diesel range product. Both products are low sulfur and are expected to demonstrate a very low carbon footprint. This may enable our project to sell both spec commercial grade asphalt binder, which is expected to sell locally at a premium to WTI, as well as green diesel that is expected to sell at an even higher margin to WTI (per Valkor Oil and Gas LLC project developer and operator).

Samples of produced oil from Heavy Sweet’s Asphalt Ridge project, which is located next to the P.R. Spring in the Unita Basin, confirm oil composition and above-ground facilities have been designed allowing for the separation of the two products, asphalt and diesel, providing the ability to capture product prices superior to WTI.

The Operator is Heavy Sweet Oil, LLC, in partnerships with Valkor Oil and Gas LLC, a vertically integrated project development company with expertise in shallow heavy oil and in green and socially beneficial hydrocarbon projects.

According to J. Wallace Gwynn of Energy News, the P.R. Spring Project is known to be one of the largest tar-sand deposits in North America outside of Canada , making it a potential giant oilfield, and is distinctive  given its low wax and negligible sulfur content, which is expected to make the oil very desirable for many industries, including shipping. The project has the potential to be both large and highly profitable.

As a result of this new opportunity, Trio allowed its option for an additional 77.75% in Asphalt Ridge to expire.

Terms of Acquisition

Upon the execution of the LOI by the Parties, Trio paid HSO a non-refundable payment of $150,000 for the option to acquire 2,000 acres of Trio’s choice and develop the P.R. Spring Project.

Upon Trio entering into a Definitive Agreement with HSO for the P.R. Spring Project, at the closing of the Proposed Transaction (“Closing”) it is expected that Trio shall (i) issue to HSO 1,492,272 restricted shares of Trio’s common stock and (ii) pay to HSO $850,000, in cash, which shall be applied toward the acquisition and development of the P.R. Spring Project.

It is also expected that Trio will provide 100% of the required capital expenditures for the development of the P.R. Spring Project, and Trio and HSO will each be entitled to 50% of the net profits derived from the P.R. Spring Project.

Pursuant to the terms and conditions of the Definitive Agreement, it is intended that Trio will construct a minimum of seven production wells in connection with the P.R. Spring Project, during the two-year period after the Closing.

It is also expected that the Definitive Agreement will contain such other terms and conditions as are customary in an acquisition of this nature including, without limitation, representations and warranties, conditions for Closing and applicable indemnifications.

Trio’s obligation to enter into the Definitive Agreement shall be subject to delivery of evidence of a minimum sustained production rate of 40 barrels per day for a continuous 30-day period from each of the two wells at the Asphalt Ridge site.

*Gwynn published a Utah Geological Survey Open-File Report (no. 527) in 2008 that exhaustively compiled tar sand data for the P.R. Spring area from numerous resource-characterization and hydrocarbon reserve investigations. This compilation defines the area of the tar sand deposit at P.R. Spring (figure 4). Geological maps and measured sections of the tar sand deposits are presented in Whittier and Becker (1962) and Byrd (1967), and Gwynn (1971) and Clem (1984) attempted correlation of the bitumen-bearing sandstone units. Properties of the tar sand deposits are published in Johnson and others (1975a, b, c), Dana and Sinks (1984a, b), and Sinks (1985). Analysis of oil extracted from the tar sands is documented in Wood and Ritzma (1972). Reserves and economic potential are discussed in Dahm (1980) and Clem (1984).

About Trio Petroleum Corp

Trio Petroleum Corp is an oil and gas exploration and development company in California, Saskatchewan and Utah.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this press release of Trio Petroleum Corp (“Trio”) and its representatives and partners that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in the preceding discussion, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “on-track”, “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts and are subject to the safe harbor created by the Acts. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Trio’s control, that could cause actual results to materially and adversely differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Risk Factors sections of the Trio reports filed with the Securities and Exchange Commission (SEC). Copies of such documents are available on the SEC’s website, www.sec.gov. Trio undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:

Redwood Empire Financial Communications

Michael Bayes

(404) 809 4172

michael@redwoodefc.com